Lexington Energy completes sale of second well-testing package, generating hundreds of thousands in revenue for the young company

CALGARY, Alberta – 13 December 2006 – Lexington Energy Services Inc.

Lexington Energy Services Inc. (OTC BB: LXES) announces the sale of its second well-testing package, further demonstrating the ability of this emerging company to profitably manufacture service equipment for the rapidly expanding oil and gas industry.

To date, the two well-testing packages built and sold by Lexington Energy have together generated approximately $625 000 US in revenue. This most recent package was purchased by Rocket Leasing in Taber, Alberta; the first was bought by Red Deer Oil Field Production Testing.

“We are extremely pleased with our purchase from Lexington and look forward to working with Lexington in the near future to meet our growing equipment needs,” said Grant Boyechko of Red Deer Oil Field Production Testing. “The test unit came as ordered and the service support has been great.”

Lexington Energy’s industry-leading well-testing packages are designed and fabricated at its 15 000 sq ft manufacturing facility in Calgary, Alberta.

www.LexingtonEnergyServices.com

About Lexington Energy Services Inc.
Lexington manufactures innovatively designed oilfield service equipment for the rapidly expanding oil and gas industry. Through our wholly owned subsidiary, Lexcore Services Inc., we also provide a range of drilling and coring services to meet the industry’s growing needs, including in Alberta’s oil sands.

Contact: Mark Procknow, Investor Relations — Calgary, AB — (403) 279 - 4550

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Lexington's filings with the Securities and Exchange Commission, including, without limitation, Lexington’s recent Form 10-QSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.